As filed with the Securities and Exchange Commission on July 31, 2002
Registration No. 333-91746

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Networks Associates, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	77-0316593
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3965 Freedom Circle

Santa Clara, California 95054
(408) 988-3832
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

George Samenuk

Chairman and Chief Executive Officer
3965 Freedom Circle
Santa Clara, California 95054
(408) 988-3832
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq.
Kurt J. Berney, Esq.
Michael J. Kennedy, Esq.
Jack Helfand, Esq.
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304

     Approximate date of commencement of proposed sale to the public: as promptly as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Share	Offering Price(2)	Registration Fee(3)

Common Stock $0.01 par value per share	11,780,886 shares	Not Applicable	$148,439,160	$13,657

(1)	Represents the estimated maximum number of shares of Networks Associates, Inc. common stock issuable upon consummation of the offer and the merger of a subsidiary of Networks Associates, Inc. with McAfee.com Corporation after giving effect to the exchange ratio of 0.90 of a share of Network Associates common stock for each share of Class A common stock of McAfee.com.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended, based on the product of (i) $11.34, the average of the high and low sales prices of McAfee.com Class A common stock as reported on the Nasdaq National Market on July 15, 2002, and (ii) 13,089,873, the expected maximum number of shares of McAfee.com Class A common stock to be acquired in the offer and the merger (including exercisable options).

(3)	0.0092% of the Proposed Maximum Aggregate Offering Price. This fee has been previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Information contained in this prospectus supplement may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer is not permitted.

Fourth Prospectus Supplement to

Prospectus dated July 2, 2002

Networks Associates, Inc.

Supplement to Its Offer to Exchange

0.90 of a Share of Common Stock of Networks Associates, Inc.

for

Each Outstanding Share of Class A Common Stock

of

McAfee.com Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

12:00 MIDNIGHT, EASTERN TIME, ON TUESDAY, AUGUST 13, 2002, UNLESS EXTENDED.

     This prospectus supplement relates to the offer by Networks Associates, Inc., through its wholly-owned subsidiary, McAfee.com Holdings Corporation, to exchange shares of its common stock for each outstanding share of Class A common stock of McAfee.com Corporation that is validly tendered and not properly withdrawn on or prior to the expiration of the offer, upon the terms and subject to the conditions specified in the prospectus dated July 2, 2002 previously filed with the Securities and Exchange Commission, which we refer to as the “original prospectus.” The original prospectus is supplemented by this fourth supplement and the first, second and third supplements dated July 16, July 22, and July 30, 2002. Network Associates has extended the expiration date of the offer such that the offer will remain open until 12:00 midnight, Eastern Time, on Tuesday, August 13, 2002, unless extended.

     Except for the extension of the expiration date, all other terms of the offer and the related merger remain the same. The offer is being made directly to McAfee.com stockholders and conditioned on the tender of a sufficient number of shares of McAfee.com Class A common stock such that, after consummation of the offer, Network Associates would own at least 90% of the outstanding shares of McAfee.com common stock. We have the right to waive or reduce the number of McAfee.com shares required to be tendered in the offer. In no event, however, will we exchange McAfee.com shares in the offer if less than a majority of the outstanding McAfee.com shares, excluding shares beneficially owned by Network Associates, are tendered in the offer. Our offer is also subject to other conditions described in the discussion set forth in the original prospectus, as supplemented, under “Conditions of the Offer.”

     If the conditions to the offer are met and the offer is completed, Network Associates will effect a short-form merger of McAfee.com and McAfee.com Holding Corporation, unless it is not lawful to do so. If you have not validly tendered your McAfee.com shares in the offer, your shares will be exchanged in the merger for the same number of shares of Network Associates common stock that you would have received if you had tendered your shares in the offer (unless you perfect appraisal rights under Delaware law). If the offer is completed, no further McAfee.com stockholder or board action is required for us to complete the merger. As a result of the offer and the merger, McAfee.com will become a wholly-owned subsidiary of Network Associates, the former public stockholders of McAfee.com will own shares in Network Associates, and McAfee.com shares will no longer trade publicly.

     This prospectus supplement modifies and supercedes certain information included in the original prospectus, as supplemented, to reflect the extension of the expiration date. This prospectus supplement should be read in conjunction with the original prospectus, as supplemented, and related letter of transmittal.

     Stockholders who have already tendered their McAfee.com shares pursuant to the offer and who have not withdrawn such shares do not need to take any further action to receive the Network Associates shares if their shares are accepted for exchange pursuant to the offer. Stockholders who wish to tender but have not yet done so, should follow the instructions included in the original prospectus and letter of transmittal previously mailed to them. That letter of transmittal remains effective for the offer as amended by this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved Network Associates common stock to be issued in the offer and the merger or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 31, 2002.

BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER

      The discussion set forth in the prospectus under the heading “Background and Reasons for the Offer and the Merger — Background and Contacts” is hereby amended and supplemented as follows:

      On July 30, 2002, Mr. Samenuk and Mr. Pangia convened a meeting of the pricing committee of our board of directors to discuss the offer. At the meeting, the pricing committee resolved to extend the current offer until midnight, Eastern Time, on August 13, 2002.

      On the morning of July 31, 2002, prior to 9:00 a.m., Eastern Time, we issued a press release announcing the extension of the expiration of the offer.

THE OFFER

Amended Terms of the Offer

      The discussion set forth in the prospectus under the heading “The Offer” is hereby amended and supplemented as follows:

      Except for the extension of the expiration of the offer as set forth below, all other terms of the offer and the related merger remain the same.

General

      The term “expiration date” means 12:00 midnight, Eastern Time, on August 13, 2002, unless we extend the period of time for which the offer is open, in which case the term “expiration date” means the latest time and date on which the offer, as so extended, expires. We may provide for a “subsequent offering period” (as provided for in Rule 14d-11 under the Securities Exchange Act of 1934) after the expiration of the offer.

Timing of the Offer

      The offer is currently scheduled to expire on August 13, 2002, unless otherwise extended.

1

      Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for McAfee.com shares and any other required documents should be sent or delivered by each McAfee.com stockholder or his broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below:

The Exchange Agent for the offer is:

EQUISERVE TRUST COMPANY, N.A.

By Mail:	By Facsimile:	By Hand:

PO Box 43014 Providence, RI 02940-3014	781-575-2901 Or 781-575-2232	c/o Securities Transfer and Reporting Services Inc 100 William Street — Galleria New York, NY 10038

Confirm Facsimile by Telephone:

781-575-3120

By Overnight Courier:

150 Royall Street
Canton, MA 02021

      Questions or requests for assistance or additional copies of the original prospectus, any prospectus supplement, the letter of transmittal or other documents related to this offer to exchange may be directed to the information agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the offer.

The Information Agent for the offer is:

D.F. KING & CO., INC.

77 Water Street
New York, New York 10005
Call toll-free: 800-549-6746
Call collect: 212-269-5550 (Bankers and Brokers)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

      The following documents are exhibits to the Registration Statement:

Item 21.     Exhibits

Exhibit
Number	Description of Document

3.1	Second Amended and Restated Certificate of Incorporation of Networks Associates, Inc., as amended December 1, 1997 (incorporated by reference to Exhibit 3.1 to the Registration Statement No. 333-48593 of Registrant on Form S-4, as amended, under the Securities Act of 1933 filed with the Commission on March 25, 1998).
3.2	Amended and Restated Bylaws of Networks Associates, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s quarterly report on Form 10-Q for the period ended June 30, 2001 filed with the Commission on August 6, 2001).
3.3	Certificate of Designation of Series B Participating Preferred Stock of the Registrant (incorporated by reference to the Registrant’s registration statement on Form 8-A filed with the Commission on October 22, 1998).
3.4	Third Amended and Restated Certificate of Incorporation of McAfee.com Corporation (incorporated by reference to Exhibit 3.3 to Registration Statement No. 333-87609 of McAfee.com Corporation on Form S-1, as amended, under the Securities Act of 1933).
3.5	Amended and Restated Bylaws of McAfee.com Corporation (incorporated by reference to Exhibit 3.2 to Registration Statement No. 333-87609 of McAfee.com Corporation on Form S-1, as amended, under the Securities Act of 1933).
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the validity of the Network Associates common stock registered hereunder and as to tax matters.
8.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to tax matters (included in Exhibit 5.1).
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants for Networks Associates, Inc.
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants for Networks Associates, Inc.
24.1*	Power of Attorney.
99.1*	Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter from Network Associates to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4*	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients.
99.5*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.6*	Summary Advertisement as published in The Wall Street Journal on July 2, 2002.
99.7*	Request from Networks Associates, Inc. dated July 2, 2002 for stockholder list of McAfee.com.
99.8*	Press release of Network Associates announcing commencement of the offer, dated July 2, 2002.
99.9*	Opinion of JP Morgan Securities, Inc. dated July 14, 2002.
99.10	Change in Control Agreement dated as of July 14, 2000, by and between McAfee.com and Srivats Sampath (incorporated by reference to Exhibit 10.17 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on August 11, 2000).
99.11	Change in Control Agreement dated as of July 14, 2000, by and between McAfee.com and Evan Collins (incorporated by reference to Exhibit 10.18 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on August 11, 2000).

Exhibit
Number	Description of Document

99.12	First Amendment to the Change in Control Agreement dated as of August 1, 2001, between McAfee.com and Srivats Sampath (incorporated by reference to Exhibit 10.22 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on November 13, 2001).
99.13	First Amendment to the Change in Control Agreement dated as of August 1, 2001, between McAfee.com and Evan Collins (incorporated by reference to Exhibit 10.23 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on November 13, 2001).
99.14	Complaint titled Justin Peyton v. Stephen C. Richards, Srivats Sampath, Richard Schell, George Samenuk, Frank C. Gill, and Network Associates, Inc. (Case No. CV 809111), filed July 1, 2002 in the Superior Court of the State of California, County of Santa Clara (incorporated by reference to exhibit (a)(10) to the Amendment No. 1 to the Schedule TO filed by Network Associates with the Commission on July 5, 2002).
99.15*	Press release issued by Network Associates on July 15, 2002 announcing an increase in the exchange ratio.
99.16	Second Amended Class Action Complaint titled in re: McAfee.com Corporation Shareholders Litigation (Consolidated Case No. 19481-NC), filed in the Chancery Court of the State of Delaware, County of New Castle (incorporated by reference to exhibit (a)(11) to Amendment No. 2 to the Schedule TO filed by Network Associates with the Commission on July 16, 2002).
99.17	Press release issued by Network Associates on July 31, 2002 announcing extension of the expiration of the offer.

*	Previously filed

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 31st day of July, 2002.

NETWORKS ASSOCIATES, INC.

By:	/s/STEPHEN C. RICHARDS

Stephen C. Richards
Chief Operating Officer and Chief
Financial Officer

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Title	Date
Signature

/s/ GEORGE SAMENUK* George Samenuk	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 31, 2002

/s/ STEPHEN C. RICHARDS Stephen C. Richards	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer) and Attorney-in-Fact	July 31, 2002

/s/ LESLIE G. DENEND* Leslie G. Denend	Director	July 31, 2002

/s/ ROBERT M. DUTKOWSKY* Robert M. Dutkowsky	Director	July 31, 2002

/s/ ROBERT PANGIA* Robert Pangia	Director	July 31, 2002

/s/ LIANE WILSON* Liane Wilson	Director	July 31, 2002

* /s/ STEPHEN C. RICHARDS Stephen C. Richards, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Document

3.1	Second Amended and Restated Certificate of Incorporation of Networks Associates, Inc., as amended December 1, 1997 (incorporated by reference to Exhibit 3.1 to the Registration Statement No. 333-48593 of Registrant on Form S-4, as amended, under the Securities Act of 1933 filed with the Commission on March 25, 1998).
3.2	Amended and Restated Bylaws of Networks Associates, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s quarterly report on Form 10-Q for the period ended June 30, 2001 filed with the Commission on August 6, 2001).
3.3	Certificate of Designation of Series B Participating Preferred Stock of the Registrant (incorporated by reference to the Registrant’s registration statement on Form 8-A filed with the Commission on October 22, 1998).
3.4	Third Amended and Restated Certificate of Incorporation of McAfee.com Corporation (incorporated by reference to Exhibit 3.3 to Registration Statement No. 333-87609 of McAfee.com Corporation on Form S-1, as amended, under the Securities Act of 1933).
3.5	Amended and Restated Bylaws of McAfee.com Corporation (incorporated by reference to Exhibit 3.2 to Registration Statement No. 333-87609 of McAfee.com Corporation on Form S-1, as amended, under the Securities Act of 1933).
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the validity of the Network Associates common stock registered hereunder and as to tax matters.
8.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to tax matters (included in Exhibit 5.1).
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants for Networks Associates, Inc.
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants for Networks Associates, Inc.
24.1*	Power of Attorney.
99.1*	Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter from Network Associates to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4*	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients.
99.5*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.6*	Summary Advertisement as published in The Wall Street Journal on July 2, 2002.
99.7*	Request from Networks Associates, Inc. dated July 2, 2002 for stockholder list of McAfee.com.
99.8*	Press release of Network Associates announcing commencement of the offer, dated July 2, 2002.
99.9*	Opinion of JP Morgan Securities, Inc. dated July 14, 2002.
99.10	Change in Control Agreement dated as of July 14, 2000, by and between McAfee.com and Srivats Sampath (incorporated by reference to Exhibit 10.17 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on August 11, 2000).
99.11	Change in Control Agreement dated as of July 14, 2000, by and between McAfee.com and Evan Collins (incorporated by reference to Exhibit 10.18 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on August 11, 2000).
99.12	First Amendment to the Change in Control Agreement dated as of August 1, 2001, between McAfee.com and Srivats Sampath (incorporated by reference to Exhibit 10.22 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on November 13, 2001).
99.13	First Amendment to the Change in Control Agreement dated as of August 1, 2001, between McAfee.com and Evan Collins (incorporated by reference to Exhibit 10.23 to the Quarterly Report on Form 10-Q of McAfee.com Corporation filed with the Commission on November 13, 2001).

Exhibit
Number	Description of Document

99.14	Complaint titled Justin Peyton v. Stephen C. Richards, Srivats Sampath, Richard Schell, George Samenuk, Frank C. Gill, and Network Associates, Inc. (Case No. CV 809111), filed July 1, 2002 in the Superior Court of the State of California, County of Santa Clara (incorporated by reference to exhibit (a)(10) to the Amendment No. 1 to the Schedule TO filed by Network Associates with the Commission on July 5, 2002).
99.15 *	Press release issued by Network Associates on July 15, 2002 announcing an increase in the exchange ratio.
99.16	Second Amended Class Action Complaint titled in re: McAfee.com Corporation Shareholders Litigation (Consolidated Case No. 19481-NC), filed in the Chancery Court of the State of Delaware, County of New Castle (incorporated by reference to exhibit (a)(11) to Amendment No. 2 to the Schedule TO filed by Network Associates with the Commission on July 16, 2002).
99.17	Press release issued by Network Associates on July 31, 2002 announcing extension of the expiration of the offer.

*	Previously filed